Exhibit 99.1

Contact:	Kathleen Campbell, Marketing Director	First Citizens National Bank
	570-662-0422	15 S. Main Street
	570-662-8512 (fax)	Mansfield, PA 16933

Citizens Financial Services, Inc. Reports First Quarter 2008 Earnings

MANSFIELD, PENNSYLVANIA— April 23, 2008 – Citizens Financial Services, Incorporated (OTC BB: CZFS), parent company of First Citizens National Bank, has released its unaudited financial performance for the first quarter of 2008.

Net income for the three months ended March 31, 2008 was a record $2,021,000 which compares to $1,380,000 for the first quarter last year.  This represents an increase of $641,000, or 46.4%.    Earnings per share for the three months ended March 31, 2008 and 2007 were $.72 and $.48 per share, respectively, representing a 50% increase.  Return on equity for the comparable periods were 16.32% and 12.10%, while return on assets was 1.36% and .96%, for the respective time periods.

CEO and President Randall E. Black stated, “As expected, the Federal Reserve decreased the federal funds rate significantly during the first quarter.  Recessionary pressures, including a depressed housing market and lagging economic indicators, caused the Federal Reserve to decrease the federal funds rate by 200 basis points.  This decrease has resulted in an improvement of our net interest margin by further reducing our short-term deposit and borrowing costs relative to the impact of the reduction of interest rates on our interest sensitive loan portfolio”.

The net interest margin, tax effected, on interest earning assets improved from 3.67% for the first quarter of 2007 to 4.24% for the first quarter of this year.  “This improvement, along with our emphasis on providing outstanding service to our customers and our continuing ability to manage operating costs are the key factors contributing to our first quarter results,” stated Mr. Black.

Total assets at March 31, 2008 also reached a milestone ending the quarter at $600.4 million, which was an increase of $9.4 million or 1.6% since December of last year.  The investment portfolio increased from $120.8 million to $126.1 million.  Since the end of 2007, net loans increased $1.7 million, an increase of .4%.  Total deposits and borrowed funds increased $3.6 million each since last year end.

Stockholders’ equity, excluding accumulated other comprehensive income, has increased $1.4 million, or 2.8% since December.  Book value per share at March 31, 2008 was $17.78 compared with $17.30 at December 31, 2007.  In April, a cash dividend of $.235 per share was declared and paid to shareholders on April 25, 2008 to record holders as of April 11, 2008.  This compares to the cash dividend paid in January 2008 of $.23 per share and $.225 per share paid in April 2007.  Compared with last April, the current dividend represents an increase of 4.4%.

Citizens Financial Services, Inc., has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties, Pennsylvania and Allegany County, New York, where their 16 offices are located.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31	December 31	March 31
(in thousands except share data)	2008	2007	2007
ASSETS:
Cash and due from banks:
Noninterest-bearing	$ 12,261	$ 10,374	$ 7,491
Interest-bearing	-	15	2
Total cash and cash equivalents	12,261	10,389	7,493

Available-for-sale securities	126,064	120,802	109,320

Loans (net of allowance for loan losses: 2008, $4,305;
December 31, 2007, $4,197; and March 31, 2007, $3,972)	420,918	419,182	408,285

Premises and equipment	12,408	12,538	12,898
Accrued interest receivable	2,755	2,522	2,577
Goodwill	8,605	8,605	8,605
Bank owned life insurance	8,463	8,378	8,126
Other assets	8,893	8,613	9,064

TOTAL ASSETS	$ 600,367	$ 591,029	$ 566,368

LIABILITIES:
Deposits:
Noninterest-bearing	$ 54,812	$ 50,944	$ 50,865
Interest-bearing	404,790	405,084	406,183
Total deposits	459,602	456,028	457,048
Borrowed funds	83,994	80,348	58,686
Accrued interest payable	1,939	2,199	2,167
Other liabilities	4,243	3,926	4,081
TOTAL LIABILITIES	549,778	542,501	521,982
STOCKHOLDERS' EQUITY:
Common stock
$1.00 par value; authorized 10,000,000 shares; issued 3,020,538 shares
in 2008 and at December 31, 2007: 2,992,896 shares at March 31, 2007	3,020	3,020	2,993
Additional paid-in capital	12,511	12,511	11,933
Retained earnings	38,961	37,590	34,767
Accumulated other comprehensive income (loss)	355	(348)	(1,605)
Unearned restricted stock, at cost:
3,149 shares for 2008 and December 31, 2007; 0 shares at March 31, 2007	(72)	(72)	-
Treasury stock, at cost: 195,500 shares for
2008; 194,883 shares at December 31, 2007; and 173,204 shares at March 31, 2007	(4,186)	(4,173)	(3,702)
TOTAL STOCKHOLDERS' EQUITY	50,589	48,528	44,386
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 600,367	$ 591,029	$ 566,368

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
	Three Months Ended
	March 31,
(in thousands, except per share data)	2008	2007
INTEREST INCOME:
Interest and fees on loans	$ 7,664	$ 7,357
Investment securities:
Taxable	1,123	1,014
Nontaxable	336	224
Dividends	85	91
TOTAL INTEREST INCOME	9,208	8,686
INTEREST EXPENSE:
Deposits	2,943	3,309
Borrowed funds	857	926
TOTAL INTEREST EXPENSE	3,800	4,235
NET INTEREST INCOME	5,408	4,451
Provision for loan losses	120	120
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,288	4,331
NON-INTEREST INCOME:
Service charges	776	748
Trust	167	138
Brokerage and insurance	44	19
Earnings on bank owned life insurance	85	79
Other	137	143
TOTAL NON-INTEREST INCOME	1,209	1,127
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,156	2,093
Occupancy	314	301
Furniture and equipment	133	128
Professional fees	181	165
Other	1,131	1,091
TOTAL NON-INTEREST EXPENSES	3,915	3,778
Income before provision for income taxes	2,582	1,680
Provision for income taxes	561	300
NET INCOME	$ 2,021	$ 1,380

Earnings Per Share	$ 0.72	$ 0.48
Cash Dividends Paid	$ 0.23	$ 0.22

Weighted average number of shares outstanding	2,825,529	2,847,416

Financial Highlights
(Unaudited - In thousands except per share and ratio data)

	2008	2007
Three Months Ended March 31
Net Income	$ 2,021	$ 1,380
Comprehensive Income	2,724	1,512
Per common share data:
Earnings per share	$ 0.72	$ 0.48
Cash dividends paid per share	$ 0.23	$ 0.22
Performance Ratios:
Return on average assets (annualized)	1.36%	0.96%
Return on average equity (annualized)	16.32%	12.10%

	March 31, 2008	December 31, 2007	March 31, 2007

Assets	$ 600,367	$ 591,029	$ 566,368
Investment securities:
Available for sale	126,064	120,802	109,320
Loans (net of unearned income)	425,223	423,379	412,257
Allowance for loan losses	4,305	4,197	3,972
Deposits	459,602	456,028	457,048
Stockholders' Equity	50,589	48,528	44,386
Non-performing assets	2,851	2,393	2,946
Average Leverage Ratio	8.31%	8.20%	7.90%
Per common share data:
Book value	$ 17.78	$ 17.30	$ 16.31
Market value (average of bid/ask price)	20.75	20.23	22.77
Market price to book value ratio	116.69%	116.96%	139.60%

			Cash Dividends
Common Stock Information:	Bid	Ask	Paid

Quarter Ended:

March 31, 2008	$20.50	$21.00	$0.230
December 31, 2007	$20.00	$20.45	$0.230
September 30, 2007	$21.50	$22.00	$0.225
June 30, 2007	$21.20	$22.50	$0.225

March 31, 2007	$22.55	$23.00	$0.220
December 31, 2006	$22.00	$23.50	$0.220
September 30, 2006	$22.00	$23.00	$0.215
June 30, 2006	$21.60	$23.00	$0.215